UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 1, 2023, a spokesperson for Republic First Bancorp, Inc. (the “Company”) was quoted in the following article by American Banker:

Republic First names new chairman amid investor fight and steep loss

American Banker

By Jim Dobbs

June 1, 2023

The beleaguered Republic First Bancorp in Philadelphia has a new chairman.

The $6.2 billion-asset company, engulfed in allegations of mismanagement for more than a year, said in a press release that director Andrew Cohen would lead the company's board effective Thursday.  Cohen, co-founder and chief investment officer at Cohen Private Ventures, succeeds Harry Madonna.

Cohen’s firm — which manages family office investments on behalf of New York Mets majority owner Steven A. Cohen among other activities — is a longtime Republic First shareholder. Andrew Cohen is the vice chairman and a minority owner of the Mets, a Major League Baseball team.

Madonna, who remains on Republic First’s board, founded the bank in 1988.

Republic First has been entrenched in a lengthy proxy contest involving former Chairman and CEO Vernon Hill, two separate investor groups and a cadre of board members led by Madonna.

Hill stepped down in the summer of 2022 after months of controversy and investor unrest. He faced mounting criticism from the two investor groups, both of which complained of subpar profitability and poor stock performance. Critics on the board also faulted Hill for lofty expense levels as the company expanded in Philadelphia and New York. Republic First opened new branches at a time when most banks were pruning branch networks and investing more in digital banking.

Current CEO Tom Geisel, who joined Republic First in December 2022, is trying to lead a turnaround this year. In May, Geisel announced plans to quit originating mortgages and streamline commercial lending in New York. But the recovery process is in its early stages.

Republic First disclosed its latest steps Thursday afternoon, announcing plans to scale back branch operating hours, citing customers’ growing usage of online and mobile banking offerings. In addition, the company said it would merge its branch at 1818 Market St. in Philadelphia into a nearby location and hire a real estate services firm to “assist with the development of a comprehensive plan for the portfolio.”

“All strategies have to evolve,” Geisel said. “As such, we need to evolve in how we serve our customers. That includes where we're located, the products and services we provide, as well as the channels we deliver through.”

The company last month reported a $9.7 million first-quarter net loss that was driven by hefty legal costs and an investment in Signature Bank, which failed in March. The May 1 earnings release marked the first time since January 2022 that Republic First reported financial results.

One of the investor groups long entangled with Republic First blasted the Cohen appointment. The group, led by New Jersey insurance executive George Norcross and former TD Bank CEO Greg Braca, noted in a statement that Cohen has been on the board since 2017 and, as such, shares the blame for the company’s woes.

“It was critical for Republic First’s future that Harry Madonna’s failed tenure as chairman come to an end, but the decision to appoint Andrew Cohen in Madonna’s place is just moving from one failed chair to another as Republic First will still be led by the same group that is responsible for the company’s current financial situation,” Braca said in a statement.

Braca also criticized Republic First’s May decision to wait for more favorable market conditions before completing a proposed $125 million capital raise. Bank stocks have been under pressure since the failures of Signature and Silicon Valley Bank in early March.

“Republic First shareholders deserve answers about why a badly needed capital raise was suspended,” Braca said.

A Republic First spokesperson shot back at the Norcross-Braca group, saying it was engaged in an “erratic and self-serving campaign” that doesn't offer specific solutions.

The election of Andy Cohen as chairman “supports our efforts to become a more efficient, modernized and profitable institution” given his experience in the capital markets, corporate governance and shareholder relations, the spokesperson says.

While the Norcross-Braca group “spends its time issuing misrepresentative press releases, Mr. Cohen will remain focused on supporting new management as it implements the multiple features of its considered strategic and operational plans,” the spokesperson says.

Madonna was Republic First’s chairman from its founding until March 2021. He was also CEO of the bank from 2000 to 2021 and chairman of the parent company from its formation in 1996 until 2016; he was CEO of the parent company from 2000 until March 2021. He returned as chairman of the holding company after Hill’s departure last year.

John Reosti contributed to this article.

UPDATE

Paragraphs eight and nine have been added regarding Republic First’s announcement Thursday afternoon of scaled-back branch hours and other strategic changes. Comments from a Republic First spokesperson have also been added.

Important Additional Information

The Company intends to file a definitive proxy statement and may file a WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.myrepublicbank.com.